Exhibit 15
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-104171, 333-52016 and 333-114797 of CNH Global N.V. on Form S-8 of our report dated March 29, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)”) appearing in this Annual Report on Form 20-F of CNH Global N.V. for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
March 29, 2007